Company Contacts:	Media Contact:
Restore Medical, Inc.	Lois Paul & Partners

J. Robert Paulson, Jr., CEO Melissa Zipin (Melissa_Zipin@lpp.com)

Christopher R. Geyen, CFO (651) 634-3111 www.restoremedical.com	(781) 782-5726 Investor Contacts:
Lippert/Heilshorn & Associates, Inc.

Kim Sutton Golodetz (Kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

RESTORE MEDICAL REPORTS THIRD QUARTER RESULTS

Conference call begins today at 10:00 am Eastern time

ST. PAUL, Minn. (October 26, 2006) – Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System – a simple, minimally-invasive treatment to help individuals suffering from snoring and mild-to-moderate obstructive sleep apnea (OSA) to sleep better and feel better – today announced financial results for the three and nine months ended September 30, 2006. Highlights for the third quarter include:

•	Results of six new clinical studies presented at the Annual Meeting of the American Academy of Otolaryngology in Toronto, individually and collectively, added to the growing body of clinical evidence supporting the efficacy and sustained benefit of the Pillar Procedure

•	Craig Palmer, medical device veteran, hired as Vice President of U.S. Sales

•	Pillar Palatal Implant System licensed for distribution by Health Canada.

Third Quarter Financial Results
Net sales for the third quarter of 2006 were $1.2 million, essentially equal to net sales of $1.2 million for the third quarter of 2005. U.S. sales were $1.1 million during the quarter, up 37% over U.S. sales of $795,000 for the third quarter of 2005 and down 22% from U.S. sales of $1.4 million for the second quarter of 2006. International sales were $131,000, compared with international sales of $432,000 and $411,000 for the third quarter of 2005 and the second quarter of 2006, respectively.

Gross profit for the quarter was $987,000 or 81% of net sales, compared with gross profit of $858,000 or 70% of net sales for the prior-year third quarter. The higher gross margin was largely due to a sales mix that favored U.S. sales, which carry a higher average selling price compared to international sales.

The reported net loss attributable to common stockholders in the third quarter of 2006 was $3.7 million, or $0.24 per share, compared with a net loss of $1.3 million, or $1.10 per share, in the third quarter of 2005.

“The past quarter was one of transition as we continued the expansion and realignment of our U.S. sales force, including the addition of a medical device veteran, Craig Palmer, as vice president of U.S. sales,” said Bob Paulson, president and chief executive officer of Restore Medical. “Craig is leveraging his proven record of driving sales of paradigm-changing medical devices in developing markets as he leads the field implementation of our sales and marketing initiatives. Designed to increase patient awareness and physician adoption of the Pillar Procedure, these initiatives include launching a series of physician co-marketing and practice development programs, and restructuring our sales territories and field sales management with the rapid expansion of our U.S. organization.”

Mr. Paulson continued, “At the prestigious Annual Meeting of the American Academy of Otolaryngology in mid-September, data from six studies were presented, strengthening the growing body of clinical evidence of the efficacy and sustained benefit of the Pillar Procedure to treat individuals suffering from snoring or mild-to-moderate OSA. These data included confirmation of the clinical efficacy of the Pillar Procedure to treat mild-to-moderate OSA in: the first two level 1 prospective, randomized, double blind placebo studies; the second OSA study to report on the sustained benefit of the Pillar Procedure at one-year; the first level 1 prospective randomized study to confirm the efficacy of the Pillar Procedure performed in combination with nasal procedures to treat multi-level OSA; and, three-year follow-up on snoring patients confirming the sustained benefit of the Pillar Procedure. The data from these studies further substantiate the Pillar Procedure’s effectiveness and long-term efficacy previously reported in 14 clinical studies, either published or accepted for publication in peer-reviewed medical journals. Our research continues to provide clinical support for the increased adoption of the Pillar Procedure by ENT physicians seeking minimally-invasive treatment options for their patients who suffer from sleep-disordered breathing.”

Year-to-Date Financial Results
Net sales for the first nine months of 2006 were $4.8 million, compared with $3.3 million in the first nine months of 2005. U.S. sales increased 53% to $3.6 million, and international sales increased 25% to $1.1 million.

The reported net loss attributable to common stockholders in the first nine months of 2006 was $29.7 million, or $3.49 per share. Excluding the deemed non-cash dividend to preferred stockholders, the net loss for the first nine months of 2006 was $8.9 million, or $1.05 per share. This compares with a net loss of $5.3 million, or $4.37 per share, for the first nine months of 2005.

Restore Medical had cash, cash equivalents and short-term investments of $27.1 million as of September 30, 2006, compared with $3.6 million as of December 31, 2005.

Financial Guidance
The Company revised its financial guidance for 2006 on October 11, 2006 and expects net sales for 2006 to be between $6.0 million and $6.3 million, which represents an increase of 22% to 29% over 2005 net sales of $4.9 million. Operating expenses are expected to approximately double in 2006, compared with 2005.

Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its expected growth in net sales, sales and marketing programs and initiatives, sales force hires and reorganization, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market demand and acceptance of the Company’s products, competitive factors, effectiveness of the Company’s sales and marketing programs, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its registration statement on Form S-1 filed on May 12, 2006 (Reg. No. 333-132368) and its Form 10-Q for the quarter ended September 30, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.

Conference Call and Webcast Information
Management will be hosting an investment-community conference call today beginning today at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss these financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (800) 642-1381 from the U.S. or (706) 634-7417 from outside the U.S. A telephone replay will be available for 48 hours by dialing by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 8929934.

Individuals interested in listening to the conference call via the Internet may do so by visiting www.restoremedical.com. A replay will be available on the Company’s Web site for 30 days.

About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild-to-moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.

For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.

(Tables to follow)

	RESTORE MEDICAL, INC.
	Condensed Statements of Operations
	(Unaudited, In thousands, except per share amounts)
	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
Net sales	$1,218	$1,227	$4,780	$3,292
Cost of sales (1)	231	369	1,286	1,163

Gross margin	987	858	3,494	2,129

Operating expenses:
Research and development (1)	840	356	2,260	1,291
General and administrative (1)	1,357	601	3,818	2,207
Sales and marketing (1)	2,669	1,205	6,961	3,550

Total operating expenses	4,866	2,162	13,039	7,048

Loss from operations	(3,879)	(1,304)	(9,545)	(4,919)

Other income (expense):
Interest income	382	30	612	107
Interest expense	(231)	(7)	(517)	(17)
Preferred stock warrant gain (loss)	-	(82)	500	(499)
Other, net	—	14	11	14

Total other income (expense)	151	(45)	606	(395)

Net loss	(3,728)	(1,349)	(8,939)	(5,314)

Deemed dividend from revision of preferred stock
conversion price (note 9)	—	—	20,799	—

Net loss attributable to common stockholders	$(3,728)	$(1,349)	$(29,738)	$(5,314)

Basic and diluted net loss per common share before
deemed dividend from revision of preferred stock conversion price	$(0.24)	$(1.10)	$(1.05)	$(4.37)
Effect of deemed dividend from revision of preferred stock conversion price	-	-	(2.44)	-

Basic and diluted net loss per common share	$(0.24)	$(1.10)	$(3.49)	$(4.37)

Basic and diluted weighted average
common shares outstanding	15,777,540	1,220,557	8,519,952	1,215,418
(1) Includes stock-based compensation of:
Cost of sales	$28	$7	$53	$12
Research and development	46	1	101	3
General and administrative	437	96	983	366
Sales and marketing	108	19	206	33

	$619	$123	$1,343	$414

See accompanying notes to condensed financial statements.

		RESTORE MEDICAL, INC.
		Condensed Balance Sheets
		(Unaudited, In thousands, except per share amounts)
			September 30,			December 31,
Assets			2006			2005
Current assets:
	Cash and cash equivalents			$14,740		$3,397
	Short-term investments			12,338		248
	Accounts receivable, net of allowance for doubtful accounts of $74 and $60,			1,618		1,240
	respectively
	Related-party receivables			23		28
	Inventories			725		744
	Prepaid expenses			280		116
	Other current assets			121		54
		Total current assets		29,845		5,827
	Machinery and equipment, net			529		426
	Deferred debt issuance costs, net of accumulated amortization of $97 and $21,			277		81
	respectively
	Deferred offering costs			—		61
		Total assets		$30,651		$6,395

Liabilities, Convertible Participating Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
	Accounts payable			$333		$113
	Accrued expenses			915		645
	Accrued payroll and related expense			743		673
	Current portion of long-term debt, net of debt discount of $37 and $22, respectively			2,121		338
		Total current liabilities		4,112		1,769
Long-term debt, net of debt discount of $46 and $44, respectively				3,437		1,619
Other long-term liabilities				13		7
Preferred stock warrants subject to redemption				-		835
		Total liabilities		7,562		4,230

Convertible participating preferred stock:
	Series A, $0.01 par value: no shares authorized, issued and outstanding
	at September 30, 2006;
	775,000 shares authorized and 750,000 shares issued and			-		747
	outstanding at December 31, 2005
	Series B, $0.01 par value: no shares authorized, issued and
	outstanding at September 30, 2006;
	4,500,000 shares authorized and	4,185,411 shares issued and		—		13,507
	outstanding at December 31, 2005
	Series C, $0.01 par value: no shares authorized, issued and
	outstanding at September 30, 2006;
	9,500,000 shares authorized and 7,615,675 shares issued and			-		18,723
	outstanding at December 31, 2005
	Series C-1, $0.01 par value: no shares authorized, issued and
	outstanding at September 30, 2006;
	2,940,000 shares authorized and	2,498,833 shares issued and		—		6,231
	outstanding at December 31, 2005
		Total convertible participating preferred stock		-		39,208

Stockholders’ equity (deficit):
	Preferred stock, $0.01 par value: 5,000,000 shares authorized,			-		-
	no shares issued and outstanding
	Common stock $0.01 par value: 50,000,000 shares authorized;
	issued and outstanding
	15,479,051 and 855,676 shares, respectively			155		9
	Additional paid-in capital			92,404		3,188
	Deferred stock-based compensation			(1,598)		(2,105)
	Accumulated other comprehensive income			1		-
	Accumulated deficit			(67,873)		(38,135)
		Total common stockholders’ equity (deficit)		23,089		(37,043)

		Total liabilities, convertible participating preferred stock		$30,651		$6,395
		and stockholders’ equity (deficit)
			$—		#	$—